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                                                                     EXHIBIT 4.5
                   CONSULTING & STRATEGY INTERNATIONAL, LLC.
                          BUSINESS SERVICES CONTRACT


     This Service Agreement is made between Consulting & Strategy International, L.L.C. ("CSI"), 5433 Westheimer, Suite 500, Houston, Texas 77056, and SYNTEC CORPORATION, 15635 Vision drive, Pflugerville, Texas 78660-3203 the ("Company"), collectively sometimes herein referred to as the "Parties". The Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

     WHEREAS, Company is going public by and through whatever process is most, appropriate, and

     WHEREAS, CSI is in the business of consulting with public companies regarding issues of corporate image, business development and management and planning strategies, and


     IT IS, THEREFORE agreed that:

     CSI or its designee(s) shall have, and is hereby granted, the right to purchase up to Six Hundred Thousand (600,000) additional shares of Company or its successor's stock, upon Company becoming publicly traded at a price of $1.50 (one dollar and fifty cents) per share. Such Shares shall have continuing priority rights on registrations and shall be registered with and as part of the first block of shares registered by Company after the date of Company becoming publicly traded and/or any subsequent registrations, if the option to purchase such shares has been exercised, in whole or part, by CSI prior to the preparation date of any registration statement. CSI must exercise this option on or before eighteen months (18) months after the first day upon which the stock of Company begins fully reporting, full compliance, public trading.

     CSI or its designee(s) shall also be granted and issued warrants (the "Warrants") to purchase additional shares of Company immediately upon Company or its successor or acquirer becoming a "publicly" traded firm. Such Warrants shall be valid to be exercised in whole or parts, for a period of five years from the date of signing a Warrant Agreement which shall be in the exact form as attached hereto as Exhibit "A", which Warrant Agreement (and related warrants) shall be signed and issued immediately upon Company or its successor or acquirer becoming a publicly traded firm and shall immediately be delivered to CSI or its designee(s) by Company. The amount of stock covered by the Warrants and the exercise prices shall be as follows:
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          Two hundred fifty thousand (250,000) shares at $2.50 per
          share, which warrant must be exercised within one year of the average bid/ask price of Company remaining at a minimum of $5.50 per share for any continuous 30-day period, or at any other time in the sole discretion of CSI.

          Two hundred fifty thousand (250,000) shares at $3.50 per share, which warrant must be exercised within one year of the average bid/ask price of Company remaining at a minimum of $7.00 per share for any continuous 30-day period, or at any other time in the sole discretion of CSI.

          Two hundred fifty thousand (250,000) shares at $4.00 per share, which warrant must be exercised within one year of the average bid/ask price of Company remaining at a minimum of $8.00 per share for any continuous 30-day period, or at any other time in the sole discretion of CSI.

          Two hundred fifty thousand (250,000) shares at $5.00 per share, which warrant must be exercised within one year of the average bid/ask price of Company remaining at a minimum of $10.00 per share for any continuous 30-day period, or at any other time in the sole discretion of CSI.


     Company shall execute a detailed, Consulting Agreement with CSI and/or its successor(s) and or designee(s), immediately upon completion of Company, its successor or acquirer becoming publicly traded, which Consulting Agreement shall be for a term of five (5) years and shall be on CSI's standard Consulting Agreement form which shall call for a monthly retainer of $1,000 (one thousand dollars) per month beginning thirty (30) days after the date Company until the Contract term expires. (Note: CSI shall not be expected to, nor shall it be allowed to, promote or Company's stock or solicit purchases for Company's shares or be involved in any activities which prevent the issuance of S8 stock to CSI under SEC rules.

     CSI shall have the right to name one (1) person to Company's Board of Directors for the term of CSI's Consulting Agreement subject to Company's, Board of Directors' acceptance of CSI's board candidates, which acceptance shall not be unreasonably withheld. Such one member will not exceed 40% (forty percent) of Company's, its successor's or acquirer's Board members and, if necessary, Company, its successor or acquirer, shall expand its Board size to accommodate such one (1) members

     If the foregoing is agreeable, please execute below understanding this contract is totally contingent on Company becoming a publicly traded firm. A facsimile signature shall be valid as an original.
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     Executed this 1st day of December, 1999.

     SYNTEC CORPORATION
     ("Company")
     By: /S/ Jose Chavez
        ----------------
           Jose Chavez, CEO/Chairman

     Consulting & Strategy International LLC

     By: /s/ Franklin C. Fisher, Jr.
        ----------------------------
        Franklin C. Fisher, Jr. C.E.O.


Attachment(s):
Disclosure
Warrant Agreement
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                                 "DISCLOSURE"

     Franklin C. Fisher, Jr. is a licensed Texas attorney who performs consulting and other work for Consulting & Strategy International, L.L.C. ("CSI") in his capacity as a consultant, and not as an attorney. Mr. Fisher may, or will, have contact with Syntec Corporation (the "Company"). It is clearly understood and acknowledged that Mr. Fisher does not represent CSI or Company as an attorney, but rather only in his capacity as a business consultant

Please sign below to acknowledge this disclosure and your waiver of any potential conflict of interests claim.


Very Truly Yours

/s/ Franklin C. Fisher, Jr.
---------------------------
Franklin C. Fisher, Jr.



Consulting & Strategy International, L.L.C.       ("Company")
                                                  Syntec Corporation


By: /s/ Steve L. Tebo                          By: /s/ Jose Chavez
    -----------------                               ---------------
    Steve L. Tebo, President                        Jose Chavez, CEO/Chairman